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                                                                       EXHIBIT 5


                                                                  (714) 365-5517


                                November 24, 1997


SPARTA, Inc.
23041 Avenida de la Carlota
Laguna Hills, California 92653

Gentlemen:

              At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by SPARTA, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 14,000,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), which have been reserved for issuance under the Company's 1997 Stock Plan (the "Plan").

              We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares pursuant to the Plan.

              Based upon such examination and subject to compliance with applicable state securities and "blue sky" laws, it is our opinion that the Shares, when issued pursuant to the provisions of the Plan, will constitute legally issued and outstanding shares of the Company's Common Stock, fully paid and nonassessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ HIGHAM, McCONNELL & DUNNING
                                        -------------------------------
                                            Higham, McConnell & Dunning